Exhibit 99.1

Best Buy Reports First Quarter Results
Non-GAAP Diluted EPS from Continuing Operations of $0.37
GAAP Diluted EPS from Continuing Operations of $0.10

MINNEAPOLIS, May 21, 2015 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the first quarter (“Q1 FY16”) ended May 2, 2015 as compared to the first quarter (“Q1 FY15”) ended May 3, 2014. During the quarter, as announced on March 28, 2015, the company consolidated the Future Shop and Best Buy brands in Canada under the Best Buy brand. This consolidation is expected to have a material impact on all of the Canadian retail stores and the website on a year-over-year basis. As such, all Canadian revenue has been removed from the comparable sales base and International no longer has a comparable metric. Therefore, Enterprise comparable sales will be equal to Domestic comparable sales until International revenue is again comparable on a year-over-year basis.

	Q1 FY16	Q1 FY15
Enterprise Revenue ($ in millions)	$8,558	$8,639
Domestic segment	$7,890	$7,781
International segment	$668	$858
Enterprise Comparable Sales % Change:
Excluding the estimated benefit of installment billing[1,2]	(0.7%)	(1.8%)[3]
Estimated benefit of installment billing[2]	1.3%	---
Comparable sales % change[1]	0.6%	(1.8%)[3]
Domestic Comparable Sales % Change:
Excluding the estimated benefit of installment billing[1,2]	(0.7%)	(1.3%)
Estimated benefit of installment billing[2]	1.3%	---
Comparable sales % change[1]	0.6%	(1.3%)
Comparable online sales % change[1]	5.3%	29.2%

	Q1 FY16	Q1 FY15
Operating Income:
GAAP operating income as a % of revenue	1.0%	2.4%
Non-GAAP operating income as a % of revenue[4]	2.6%	2.6%
Diluted Earnings per Share (EPS):
GAAP diluted EPS from continuing operations	$0.10	$1.33
Impact of cathode ray tube (CRT) settlements[5]	($0.12)	$0.00
Impact of non-restructuring SG&A charges[6]	$0.03	$0.02
Impact of restructuring charges[6]	$0.36	$0.01
Impact of European legal entity reorganization	$0.00	($1.01)
Non-GAAP diluted EPS from continuing operations[4]	$0.37	$0.35

Hubert Joly, Best Buy president and CEO, commented, “Enterprise revenue of $8.6 billion, in addition to our non-GAAP operating income rate and non-GAAP diluted EPS, all exceeded our expectations during the quarter due to a stronger-than-expected performance in the Domestic business. Our non-GAAP operating income rate of 2.6% was flat to last year, including approximately 35 basis points of increased costs to support our investments in future growth initiatives, and our non-GAAP diluted EPS of $0.37 was up 6%. In the Domestic business, against a backdrop where the NPD-reported consumer electronics categories, which represent approximately 65% of our revenue, were down 5.3%7, our comparable sales, excluding the impact of installment billing, declined only 0.7% as we continued to take advantage of strong product cycles in large screen televisions and iconic mobile phones and continued growth in the major appliance category.”

Joly continued, “Throughout the quarter, our strategy of delivering ‘Advice, Service and Convenience at Competitive Prices’ continued to resonate with our customers. While merchandising, marketing and operational execution were the tactical drivers of our better-than-expected first quarter financial results, strategically, we believe the cumulative impact of the progress we have made to improve our multi-channel customer experience is what has allowed us to consistently outperform the market. We have made real progress and it is showing up in our results. I therefore want to thank our teams across all functions for delivering this progress and these results. Let me be clear though, all of us know that we have significant opportunities and work ahead of us.”

Joly concluded, “While the Consumer Electronics industry is subject to product cycles, we are excited about the role that technology plays in people’s lives and the opportunities that this creates. We are also confident that we are executing against the right investment strategy that will allow us to capitalize on key technology waves and customer-experience opportunities to build sustainable long-term shareholder value.”

Sharon McCollam, Best Buy EVP, CAO and CFO, commented, “Our outlook for Q2 FY16 is based on the following assumptions: (1) in the Domestic business, a flat to positive low-single digit revenue growth rate; (2) higher year-over-year non-GAAP Domestic SG&A dollars due to increased investments in future growth initiatives and SG&A inflation; (3) in International, a revenue decline of 30% to 35% due to store closures and overall disruption from the Canadian brand consolidation in addition to the ongoing negative impact of foreign exchange rates; and (4) an International non-GAAP operating income rate in the range of negative 3.5% to negative 5.0%, reflecting the near-term impacts of the Canadian brand consolidation that we have already discussed.

“With these assumptions, our Enterprise outlook for Q2 FY16 includes (1) a flat to negative low-single digit revenue growth rate and (2) a year-over-year non-GAAP operating income rate decline in the range of negative 30 to 50 basis points, which is in-line with our previous outlook. This outlook, however, now assumes a strengthening in our Domestic business versus our previous outlook, offset by the near-term impacts of the Canadian brand consolidation. Additionally, we expect the non-GAAP continuing operations effective income tax rate to be in the range of 38 to 40%.”

Domestic Segment First Quarter Results

Domestic Revenue
Domestic revenue of $7.9 billion increased 1.4% versus last year. This increase was primarily driven by (1) an estimated 130-basis point benefit associated with installment billing; and (2) a $40 million, or 50-basis point, improvement in the performance of the credit card portfolio. These increases were partially offset by a comparable sales decline of 0.7%, excluding the estimated 130-basis point benefit associated with the classification of revenue for the mobile carrier installment billing plans2. From an industry perspective, the NPD-reported consumer electronics categories, which represent approximately 65% of revenue, declined 5.3%7.

From a merchandising perspective, comparable sales growth in televisions, mobile phones (excluding the impact of installment billing2) and major appliances was more than offset by declines in tablets and computing. The company also saw continued revenue declines in services.

Domestic online revenue of $673 million increased 5.3% on a comparable basis primarily due to increased traffic and higher conversion rates. This growth, however, was negatively impacted by industry softness in tablets and computing, which both have high online penetration.

Domestic Gross Profit Rate
Domestic gross profit rate was 23.9% versus 22.7% last year. On a non-GAAP basis, gross profit rate was 22.9% versus 22.7% last year. This 20-basis point increase was primarily due to (1) a 40-basis point benefit related to the credit card portfolio; (2) a positive mix shift to higher-margin computing hardware; (3) an additional positive mix shift due to significantly decreased revenue in the lower-margin tablet category; and (4) the positive impact of changes in our mobile warranty plans which resulted in lower costs due to lower claim frequency. These increases were partially offset by (1) increasing inventory reserves on non-iconic phone inventory due to declining inventory valuations and (2) a negative mix shift to certain lower-margin iconic phones.

Domestic Selling, General and Administrative Expenses (“SG&A”)
Domestic SG&A expenses were $1.58 billion, or 20.1% of revenue, versus $1.54 billion, or 19.7% of revenue, last year. On a non-GAAP basis, SG&A expenses were $1.56 billion, or 19.8% of revenue, versus $1.53 billion, or 19.6% of revenue, last year. This $35 million, or 20 basis-point, increase in non-GAAP SG&A was primarily driven by increased costs to support the investments in future growth initiatives and higher incentive compensation. These increases were partially offset by the realization of last year’s annualized Renew Blue cost reduction initiatives and a discrete benefit from an operating tax settlement.

International Segment First Quarter Results

International Revenue
International revenue of $668 million declined 22.1% versus last year. This decline was primarily driven by (1) a negative foreign currency impact of 1,000 basis points; (2) the loss of revenue from the Canadian brand consolidation; and (3) ongoing softness in the Canadian consumer electronics industry.

International Gross Profit Rate
International gross profit rate was 21.6% versus 23.8% last year. On a non-GAAP basis, gross profit rate was 22.8% versus 23.8% last year. This 100-basis point decline was primarily due to the disruptive impacts from the Canadian brand consolidation and increased promotional activity in Canada.

International SG&A
International SG&A expenses were $182 million, or 27.2% of revenue, versus $220 million, or 25.6% of revenue, last year. On a non-GAAP basis, SG&A expenses were $179 million, or 26.8% of revenue, versus $219 million, or 25.5% of revenue, last year. In dollars, non-GAAP SG&A decreased $40 million primarily driven by the positive impact of foreign exchange rates and the elimination of expenses associated with closed stores as part of the Canadian brand consolidation. The 130-basis point rate increase is driven by year-over-year sales deleverage.

Income Taxes
In Q1 FY16, the non-GAAP continuing operations effective income tax rate decreased 230 basis points to 36.4% versus 38.7% last year driven by a discrete income tax benefit in the quarter.

For Q2 FY16, the non-GAAP continuing operations effective income tax rate is expected to be in the range of 38% to 40%.

Canadian Brand Consolidation
During the quarter, as announced on March 28, 2015, the company consolidated the Future Shop and Best Buy stores and websites in Canada under the Best Buy brand. This resulted in the permanent closure of 66 Future Shop stores and the conversion of the remaining 65 Future Shop stores to the Best Buy brand. The costs of implementing these changes primarily consist of lease exit costs, employee severance and asset impairments. In Q1 FY16, we incurred total pre-tax restructuring charges and other Canadian brand consolidation charges of $191 million out of the previously communicated expectation of approximately $200 million to $280 million related to the actions. The company expects to incur the additional charges of $10 million to $90 million in future periods primarily related to non-restructuring asset impairments as it continues to invest in the Canadian transformation.

Classification of Revenue for the Mobile Carrier Installment Billing Plans
In April of 2014, Best Buy began offering mobile carrier installment billing plans to its Domestic customers in addition to two-year contract plans. While the two types of contracts have broadly similar overall economics, installment billing plans typically generate higher revenues due to higher proceeds for devices and higher cost of sales due to lower device subsidies. As the mix of installment billing plans increases, there is an associated increase in revenue and cost of goods sold, and a decrease in gross profit rate, with gross profit dollars relatively unaffected. The company estimates that its Q1 FY16 Enterprise and Domestic comparable sales of 0.6% include approximately 130 basis points of impact from this classification difference. The impact on the gross profit rate at the Enterprise and Domestic levels for the quarter was immaterial.

Dividends
On April 14, 2015, the company paid a quarterly dividend of $0.23 per common share outstanding, or $81 million, and a special, one-time dividend of $0.51 per common share outstanding, or $180 million.

Conference Call
Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on May 21, 2015. A webcast of the call is expected to be available at www.investors.bestbuy.com both live and after the call.

(1) Best Buy’s comparable sales is comprised of revenue at stores, websites and call centers operating for at least 14 full months, as well as revenue related to certain other comparable sales channels. Relocated stores, as well as remodeled, expanded and downsized stores closed more than 14 days, are excluded from the comparable sales calculation until at least 14 full months after reopening. Acquisitions are included in the comparable sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The calculation of comparable sales excludes the impact of revenue from discontinued operations. The Canadian brand consolidation, which includes the permanent closure of 66 Future Shop stores, the conversion of 65 Future Shop stores to Best Buy stores and the elimination of the Future Shop website, is expected to have a material impact on a year-over-year basis on the Canadian retail stores and the website. As such, all store and website revenue has been removed from the comparable sales base and International (comprised of Canada and Mexico) no longer has a comparable metric. Therefore, Enterprise comparable sales will be equal to Domestic comparable sales until International revenue is again comparable on a year-over-year basis.

(2) In April of 2014, Best Buy began offering mobile carrier installment billing plans to its Domestic customers in addition to two-year contract plans. While the two types of contracts have broadly similar overall economics, installment billing plans typically generate higher revenues due to higher proceeds for devices and higher cost of sales due to lower device subsidies. As the mix of installment billing plans increases, there is an associated increase in revenue and cost of goods sold, and a decrease in gross profit rate, with gross profit dollars relatively unaffected. The company estimates that its Q1 FY16 Enterprise and Domestic comparable sales of 0.6% include approximately 130 basis points of impact from this classification difference. The impact on our gross profit rate at the Enterprise and Domestic levels for the quarter was immaterial. The company believes that providing information regarding this impact of installment billing and an estimate of the company’s comparable sales absent this impact assists investors in understanding the company’s underlying operating performance in relation to periods prior to the introduction of installment billing.

(3) Enterprise comparable sales for Q1 FY15 include revenue from continuing operations in the International segment. Excluding the International segment, Enterprise comparable sales for Q1 FY15 would have been negative 1.3%, or equal to Domestic comparable sales, for the same period.

(4) The company defines non-GAAP gross profit, non-GAAP SG&A, non-GAAP operating income, non-GAAP net earnings and non-GAAP diluted earnings per share for the periods presented as its gross profit, SG&A, operating income, net earnings and diluted earnings per share for those periods calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”), adjusted to exclude CRT Litigation settlements, restructuring charges, non-restructuring asset impairments, other Canadian brand consolidation charges, gains on investments and the acceleration of a non-cash tax benefit as a result of reorganizing certain European legal entities.

These non-GAAP financial measures provide investors with an understanding of the company’s financial performance adjusted to exclude the effect of the items described above. These non-GAAP financial measures assist investors in making a ready comparison of the company’s financial results for its fiscal quarter ended May 2, 2015, against the company’s results for the respective prior-year periods and against third-party estimates of the company’s financial results for those periods that may not have included the effect of such items. Additionally, management uses these non-GAAP financial measures as an internal measure to analyze trends, allocate resources and analyze underlying operating performance. These non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, GAAP financial measures and may differ from similar measures used by other companies. Please see the table titled “Reconciliation of Non-GAAP Financial Measures” at the end of this release for more detail.

(5) On November 14, 2011, Best Buy filed a lawsuit captioned In re Cathode Ray Tube Antitrust Litigation in the United States District
Court for the Northern District of California (“CRT Litigation”). The company alleges that the defendants engaged in price fixing in violation of antitrust regulations relating to cathode ray tubes for the time period between March 1, 1995 and November 25, 2007. No trial date has been set. In connection with this action, the company received settlement proceeds net of legal expenses and costs in the amount of $67 million in Q1 FY16. Best Buy will continue to litigate against the remaining defendants and expect further settlement discussions as this matter proceeds; however, it is uncertain whether the company will recover additional settlement sums or a favorable verdict at trial.

(6) The company has consolidated certain line items from the Reconciliation of Non-GAAP Measures schedule included at the back of this earnings release. The impact of non-restructuring SG&A charges line includes (1) non-restructuring asset impairments and (2) other Canadian brand consolidation charges. The impact of restructuring charges line includes (1) restructuring charges and (2) restructuring charges – COGS.

(7) According to The NPD Group’s Weekly Tracking Service as published May 11, 2015, revenue for the CE (Consumer Electronics) industry declined 5.3% during the 13 weeks ended May 2, 2015 compared to the 13 weeks ended May 3, 2014. The CE industry, as defined by The NPD Group, includes TVs, desktop and notebook computers, tablets not including Kindle, digital imaging and other categories. Sales of these products represent approximately 65% of the company’s Domestic revenue. The CE industry, as defined by The NPD Group, does not include mobile phones, gaming, movies, music, appliances or services.

Forward-Looking and Cautionary Statements:
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” ”assume,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: macro-economic conditions (including fluctuations in housing prices, oil markets and jobless rates), conditions in the industries and categories in which we operate, changes in consumer preferences, changes in consumer confidence, consumer spending and debt levels, online sales levels and trends, average ticket size, the mix of products and services offered for sale in our physical stores and online, credit market changes and constraints, product availability, competitive initiatives of competitors (including pricing actions and promotional activities of competitors), strategic and business decisions of our vendors (including actions that could impact product margin or supply), the success of new product launches, the impact of pricing investments and promotional activity, weather, natural or man-made disasters, attacks on our data systems, the company’s ability to prevent or react to a disaster recovery situation, changes in law or regulations, changes in tax rates, changes in taxable income in each jurisdiction, tax audit developments and resolution of other discrete tax matters, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to manage its property portfolio, the impact of labor markets, the company’s ability to retain qualified employees, failure to achieve anticipated expense and cost reductions from operational and restructuring changes, disruptions in our supply chain, the costs of procuring goods the company sells, failure to achieve anticipated revenue and profitability increases from operational and restructuring changes (including investments in our multi-channel capabilities and brand consolidations), failure to accurately predict the duration over which we will incur costs, acquisitions and development of new businesses, divestitures of existing businesses, failure to complete or achieve anticipated benefits of announced transactions, integration challenges relating to new ventures, and our ability to protect information relating to our employees and customers. A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission (“SEC”), including, but not limited to, Best Buy’s Report on Form 10-K filed with the SEC on March 31, 2015. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contact:
Mollie O’Brien, Investor Relations
(612) 291-7735 or mollie.obrien@bestbuy.com

Media Contact:
Amy von Walter, Public Relations
(612) 291-4490 or amy.vonwalter@bestbuy.com

BEST BUY CO., INC.
CONSOLIDATED STATEMENTS OF EARNINGS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

	Three Months Ended
	May 2, 2015	May 3, 2014
Revenue	$8,558	$8,639
Cost of goods sold	6,520	6,672
Restructuring charges - cost of goods sold	8	—
Gross profit	2,030	1,967
Gross profit %	23.7%	22.8%
Selling, general and administrative expenses	1,766	1,755
SG&A %	20.6%	20.3%
Restructuring charges	178	2
Operating income	86	210
Operating income %	1.0%	2.4%
Other income (expense):
Gain on sale of investments	2	—
Investment income and other	7	4
Interest expense	(20)	(23)
Earnings from continuing operations before income tax (benefit) expense	75	191
Income tax (benefit) expense	38	(278)
Effective tax rate	50.3%	(145.9)%
Net earnings from continuing operations	37	469
Earnings (loss) from discontinued operations, net of tax	92	(8)
Net earnings attributable to Best Buy Co., Inc. shareholders	$129	$461

Basic earnings (loss) per share attributable to Best Buy Co., Inc. shareholders
Continuing operations	$0.11	$1.35
Discontinued operations	0.26	(0.02)
Basic earnings per share	$0.37	$1.33

Diluted earnings (loss) per share attributable to Best Buy Co., Inc. shareholders
Continuing operations	$0.10	$1.33
Discontinued operations	0.26	(0.02)
Diluted earnings per share	$0.36	$1.31

Dividends declared per common share	$0.74	$0.17

Weighted average common shares outstanding (in millions)
Basic	352.4	347.4
Diluted	357.6	350.4

BEST BUY CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)
(Unaudited and subject to reclassification)

			Excluding Five Star
	May 2, 2015	May 3, 2014	May 3, 2014[1]
ASSETS
Current assets
Cash and cash equivalents	$2,173	$2,569	$2,354
Short-term investments	1,566	497	497
Receivables, net	995	871	841
Merchandise inventories	4,930	5,255	4,986
Other current assets	732	926	736
Current assets held for sale	—	—	704
Total current assets	10,396	10,118	10,118
Property and equipment, net	2,244	2,525	2,394
Goodwill	425	425	425
Intangibles, net	18	100	64
Other assets	603	743	743
Noncurrent assets held for sale	33	—	167
TOTAL ASSETS	$13,719	$13,911	$13,911

LIABILITIES & EQUITY
Current liabilities
Accounts payable	$4,584	$4,952	$4,465
Unredeemed gift card liabilities	385	362	361
Deferred revenue	304	394	337
Accrued compensation and related expenses	277	350	339
Accrued liabilities	743	731	683
Accrued income taxes	45	47	46
Current portion of long-term debt	383	44	44
Current liabilities held for sale	—	—	605
Total current liabilities	6,721	6,880	6,880
Long-term liabilities	906	1,003	984
Long-term debt	1,224	1,604	1,604
Long-term liabilities held for sale	—	—	19
Equity	4,868	4,424	4,424
TOTAL LIABILITIES & EQUITY	$13,719	$13,911	$13,911

(1) Represents Condensed Consolidated Balance Sheet as of May 3, 2014, recast to present China as held for sale.

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)
(Unaudited and subject to reclassification)

	Three Months Ended
	May 2, 2015	May 3, 2014
OPERATING ACTIVITIES
Net earnings	$129	$461
Adjustments to reconcile net earnings to total cash provided by (used in) operating activities:
Depreciation	163	161
Restructuring charges	186	3
(Gain) loss on sale of business, net	(99)	—
Stock-based compensation	27	23
Deferred income taxes	(25)	(401)
Other, net	3	3
Changes in operating assets and liabilities:
Receivables	302	436
Merchandise inventories	261	121
Other assets	4	7
Accounts payable	(446)	(144)
Other liabilities	(309)	(312)
Income taxes	(206)	(50)
Total cash provided by (used in) operating activities	(10)	308

INVESTING ACTIVITIES
Additions to property and equipment	(124)	(111)
Purchases of investments, net	(107)	(272)
Proceeds from sale of business, net of cash transferred upon sale	48	—
Change in restricted assets	(36)	21
Settlement of net investment hedges	5	—
Total cash used in investing activities	(214)	(362)

FINANCING ACTIVITIES
Repayments of debt, net	(8)	(6)
Dividends paid	(261)	(59)
Issuance of common stock	25	9
Other, net	6	3
Total cash used in financing activities	(238)	(53)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	9	(2)
DECREASE IN CASH AND CASH EQUIVALENTS	(453)	(109)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD EXCLUDING HELD FOR SALE	2,432	2,678
CASH AND CASH EQUIVALENTS HELD FOR SALE AT BEGINNING OF PERIOD	194	—
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,173	$2,569

BEST BUY CO., INC.
SEGMENT INFORMATION
($ in millions)
(Unaudited and subject to reclassification)

Domestic Segment Performance Summary	Three Months Ended
	May 2, 2015	May 3, 2014
Revenue	$7,890	$7,781
Gross profit	$1,886	$1,763
SG&A	$1,584	$1,535
Operating income	$304	$226

Key Metrics
Comparable sales % change[1]	0.6%	(1.3)%
Comparable sales % change, excluding installment billing[2]	(0.7)%	(1.3)%
Comparable online sales % change[1]	5.3%	29.2%
Gross profit as a % of revenue	23.9%	22.7%
SG&A as a % of revenue	20.1%	19.7%
Operating income as a % of revenue	3.9%	2.9%

Non-GAAP Results[2]
Gross profit	$1,808	$1,763
Gross profit as a % of revenue	22.9%	22.7%
SG&A	$1,562	$1,527
SG&A as a % of revenue	19.8%	19.6%
Operating income	$246	$236
Operating income as a % of revenue	3.1%	3.0%

International Segment Performance Summary	Three Months Ended
	May 2, 2015	May 3, 2014
Revenue	$668	$858
Gross profit	$144	$204
SG&A	$182	$220
Operating loss	$(218)	$(16)

Key Metrics
Comparable sales % change[1]	N/A	(6.6)%
Gross profit as a % of revenue	21.6%	23.8%
SG&A as a % of revenue	27.2%	25.6%
Operating loss as a % of revenue	(32.6)%	(1.9)%

Non-GAAP Results[2]
Gross profit	$152	$204
Gross profit as a % of revenue	22.8%	23.8%
SG&A	$179	$219
SG&A as a % of revenue	26.8%	25.5%
Operating loss	$(27)	$(15)
Operating loss as a % of revenue	(4.0)%	(1.7)%
(1) Best Buy’s comparable sales is comprised of revenue at stores, websites and call centers operating for at least 14 full months, as well as revenue related to certain other comparable sales channels. Relocated stores, as well as remodeled, expanded and downsized stores closed more than 14 days, are excluded from the comparable sales calculation until at least 14 full months after reopening. Acquisitions are included in the comparable sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The calculation of comparable sales excludes the impact of revenue from discontinued operations. The Canadian brand consolidation, which includes the permanent closure of 66 Future Shop stores, the conversion of 65 Future Shop stores to Best Buy stores and the elimination of the Future Shop website, is expected to have a material impact on a year-over-year basis on the Canadian retail stores and the website. As such, all store and website revenue has been removed from the comparable sales base and International no longer has a comparable metric. Therefore, Enterprise comparable sales will be equal to Domestic comparable sales until International revenue is again comparable on a year-over-year basis.
(2) In April of 2014, Best Buy began offering mobile carrier installment billing plans to its Domestic customers in addition to two-year contract plans. While the two types of contracts have broadly similar overall economics, installment billing plans typically generate higher revenues due to higher proceeds for devices and higher cost of sales due to lower device subsidies. As the mix of installment billing plans increases, there is an associated increase in revenue and cost of goods sold, and a decrease in gross profit rate, with gross profit dollars relatively unaffected
(3) Please see table titled “Reconciliation of Non-GAAP Financial Measures” at the back of this release.

BEST BUY CO., INC.
REVENUE CATEGORY SUMMARY
(Unaudited and subject to reclassification)

	Excluding the estimated benefit of mobile phone installment billing[1]
	Revenue Mix Summary		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	May 2, 2015	May 3, 2014	May 2, 2015	May 3, 2014
Consumer Electronics	32%	29%	7.6%	(4.1)%
Computing and Mobile Phones	46%	49%	(4.7)%	0.6%
Entertainment	7%	8%	(11.0)%	1.5%
Appliances	8%	7%	12.3%	9.1%
Services[2]	5%	6%	(10.3)%	(13.5)%
Other	2%	1%	n/a	n/a
Total	100%	100%	(0.7)%	(1.3)%

	Including the estimated benefit of mobile phone installment billing[1]
	Revenue Mix Summary		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	May 2, 2015	May 3, 2014	May 2, 2015	May 3, 2014
Consumer Electronics	31%	29%	7.6%	(4.1)%
Computing and Mobile Phones	47%	49%	(2.2)%	0.6%
Entertainment	7%	8%	(11.0)%	1.5%
Appliances	8%	7%	12.3%	9.1%
Services[2]	5%	6%	(10.3)%	(13.5)%
Other	2%	1%	n/a	n/a
Total	100%	100%	0.6%	(1.3)%

	Revenue Mix Summary
	Three Months Ended
International Segment[3]	May 2, 2015	May 3, 2014
Consumer Electronics	30%	27%
Computing and Mobile Phones	49%	51%
Entertainment	8%	9%
Appliances	5%	5%
Services[2]	7%	7%
Other	1%	1%
Total	100%	100%

(1) The company now offers mobile carrier installment billing plans to its customers as well as two-year contract plans. While the two types of contracts have broadly similar overall economics, installment billing plans typically generate higher revenues due to higher proceeds for devices and higher cost of sales due to lower device subsidies. As the company increases its mix of installment billing plans, there is an associated increase in revenue and cost of goods sold, and a decrease in gross profit rate, with gross profit dollars relatively unaffected.

(2) The "Services" revenue category consists primarily of service contracts, extended warranties, computer related services, product repair and delivery and installation for home theater, mobile audio and appliances.

(3) The Canadian brand consolidation is expected to have a material impact on all of the Canadian retail stores and the website on a year-over-year basis. As such, all Canadian revenue has been removed from the comparable sales base and International no longer has a comparable metric.

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
CONTINUING OPERATIONS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

The following information provides reconciliations of non-GAAP financial measures from continuing operations to the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The company has provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures in the accompanying news release may differ from similar measures used by other companies.

The following tables reconcile gross profit, SG&A, operating income, net earnings and diluted earnings per share for the periods presented for continuing operations (GAAP financial measures) to non-GAAP gross profit, non-GAAP SG&A, non-GAAP operating income, non-GAAP net earnings and non-GAAP diluted earnings per share for continuing operations (non-GAAP financial measures) for the periods presented.

	Three Months Ended		Three Months Ended
	May 2, 2015		May 3, 2014
Domestic - Continuing Operations	$	% of Rev.	$	% of Rev.
Gross profit	$1,886	23.9%	$1,763	22.7%
CRT settlements[1]	(78)	(1.0)%	—	—%
Non-GAAP gross profit	$1,808	22.9%	$1,763	22.7%

SG&A	$1,584	20.1%	$1,535	19.7%
CRT settlement legal fees and costs[1]	(11)	(0.1)%	—	—%
Non-restructuring asset impairments - SG&A	(11)	(0.1)%	(8)	(0.1)%
Non-GAAP SG&A	$1,562	19.8%	$1,527	19.6%

Operating income	$304	3.9%	$226	2.9%
Net CRT settlements[1]	(67)	(0.8)%	—	—%
Non-restructuring asset impairments - SG&A	11	0.1%	8	0.1%
Restructuring charges	(2)	—%	2	—%
Non-GAAP operating income	$246	3.1%	$236	3.0%

International - Continuing Operations
Gross profit	$144	21.6%	$204	23.8%
Restructuring charges - COGS	8	1.2%	—	—%
Non-GAAP gross profit	$152	22.8%	$204	23.8%

SG&A	$182	27.2%	$220	25.6%
Other Canadian brand consolidation charges - SG&A2	(3)	(0.4)%	—	—%
Non-restructuring asset impairments - SG&A	—	—%	(1)	(0.1)%
Non-GAAP SG&A	$179	26.8%	$219	25.5%

Operating loss	$(218)	(32.6)%	$(16)	(1.9)%
Restructuring charges - COGS	8	1.2%	—	—%
Other Canadian brand consolidation charges - SG&A2	3	0.4%	—	—%
Non-restructuring asset impairments - SG&A	—	—%	1	0.1%
Restructuring charges	180	26.9%	—	—%
Non-GAAP operating loss	$(27)	(4.0)%	$(15)	(1.7)%

	Three Months Ended		Three Months Ended
	May 2, 2015		May 3, 2014
Consolidated - Continuing Operations	$	% of Rev.	$	% of Rev.
Gross profit	$2,030	23.7%	$1,967	22.8%
CRT settlements[1]	(78)	(0.9)%	—	—%
Restructuring charges - COGS	8	0.1%	—	—%
Non-GAAP gross profit	$1,960	22.9%	$1,967	22.8%

SG&A	$1,766	20.6%	$1,755	20.3%
CRT settlement legal fees and costs[1]	(11)	(0.1)%	—	—%
Other Canadian brand consolidation charges - SG&A2	(3)	—%	—	—%
Non-restructuring asset impairments - SG&A	(11)	(0.1)%	(9)	(0.1)%
Non-GAAP SG&A	$1,741	20.3%	$1,746	20.2%

Operating income	$86	1.0%	$210	2.4%
Net CRT settlements[1]	(67)	(0.8)%	—	—%
Restructuring charges - COGS	8	0.1%	—	—%
Other Canadian brand consolidation charges - SG&A2	3	—%	—	—%
Non-restructuring asset impairments - SG&A	11	0.1%	9	0.1%
Restructuring charges	178	2.1%	2	—%
Non-GAAP operating income	$219	2.6%	$221	2.6%

Net earnings	$37		$469
After-tax impact of net CRT settlements	(44)		—
After-tax impact of restructuring charges - COGS	5		—
After-tax impact of other Canadian brand consolidation charges - SG&A2	2		—
After-tax impact of non-restructuring asset impairments - SG&A	7		6
After-tax impact of restructuring charges	125		1
After-tax impact of gain on investments, net	(1)		—
Income tax impact of Europe legal entity reorganization[3]	—		(353)
Non-GAAP net earnings	$131		$123

Diluted EPS	$0.10		$1.33
Per share impact of net CRT settlements[1]	(0.12)		—
Per share impact of restructuring charges - COGS	0.01		—
Per share impact of other Canadian brand consolidation charges - SG&A2	0.01		—
Per share impact of non-restructuring asset impairments - SG&A	0.02		0.02
Per share impact of restructuring charges	0.35		0.01
Per share impact of gain on investments, net	—		—
Per share impact of income tax effect of Europe legal entity reorganization[3]	—		(1.01)
Non-GAAP diluted EPS	$0.37		$0.35

(1) Represents CRT Litigation settlements reached in Q1 FY16 net of related legal fees and costs.

(2) Represents charges related to the Canadian brand consolidation, primarily retention bonuses and other store-related costs that did not qualify as restructuring charges.

(3) Represents the acceleration of a non-cash tax benefit of $353 million as a result of reorganizing certain European legal entities to simplify our overall structure in Q1 FY15.

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
($ in millions)
(Unaudited and subject to reclassification)

The following information provides a reconciliation of a non-GAAP financial measure to the most comparable financial measure calculated and presented in accordance with GAAP. The company has provided the non-GAAP financial measure, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measure that is calculated and presented in accordance with GAAP. Such non-GAAP financial measure should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measure. The non-GAAP financial measure in the accompanying news release may differ from similar measures used by other companies.

The following table includes the calculation of Non-GAAP ROIC for total operations, which includes both continuing and discontinued operations (non-GAAP financial measures), along with a reconciliation to the calculation of return on total assets ("ROA") (GAAP financial measure) for the periods presented.

Calculation of Return on Invested Capital[1]
	May 2, 2015[2]	May 3, 2014[2]
Net Operating Profit After Taxes (NOPAT)
Operating income - continuing operations	$1,326	$1,167
Operating income (loss) - discontinued operations	83	(47)
Total operating income	1,409	1,120
Add: Operating lease interest[3]	446	489
Add: Investment income	26	31
Less: Net (earnings) loss attributable to noncontrolling interest (NCI)	(2)	17
Less: Income taxes[4]	(759)	(616)
NOPAT	$1,120	$1,041
Add: Restructuring charges and impairments[5]	187	47
Add: NCI impact of restructuring charges and impairments	—	(26)
Non-GAAP NOPAT	$1,307	$1,062

Average Invested Capital
Total assets	$14,771	$14,069
Less: Excess cash[6]	(3,093)	(2,077)
Add: Capitalized operating lease obligations[7]	7,140	7,819
Total liabilities	(10,029)	(10,129)
Exclude: Debt[8]	1,625	1,663
Less: Noncontrolling interests	(3)	(3)
Average invested capital	$10,411	$11,342

Non-GAAP return on invested capital (ROIC)	12.6%	9.4%

Calculation of Return on Assets[1]
	May 2, 2015[2]	May 3, 2014[2]
Net earnings including noncontrolling interests	$903	$1,057
Total assets	14,771	14,069
Return on assets (ROA)	6.1%	7.5%

(1)	The calculations of Return on Invested Capital and Return on Assets use total operations, which includes both continuing and discontinued operations.

(2)
Income statement accounts represent the activity for the 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the 4 quarters ended as of each of the balance sheet dates.

(3)
Operating lease interest represents the add-back to operating income driven by the capitalization of our lease obligations using the multiple of eight times annual rent expense and represents 50 percent of our annual rental expense, which we consider to be appropriate for our lease portfolio.

(4)	Income taxes are calculated using a blended statutory rate at the enterprise level based on statutory rates from the countries we do business in.

(5)	Includes all restructuring charges in costs of goods sold and operating expenses, tradename impairments and non-restructuring impairments.

(6)
Cash and cash equivalents and short-term investments are capped at the greater of 1% of revenue or actual amounts on hand. The cash and cash equivalents and short-term investments in excess of the cap are subtracted from our calculation of average invested capital to show their exclusion from total assets.

(7)
The multiple of eight times annual rental expense in the calculation of our capitalized operating lease obligations is the multiple used for the retail sector by one of the nationally recognized credit rating agencies that rates our creditworthiness, and we consider it to be an appropriate multiple for our lease portfolio.

(8)	Debt includes short-term debt, current portion of long-term debt and long-term debt and is added back to our calculation of average invested capital to show its exclusion from total liabilities.